EXHIBIT 99.2

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001


              Pioneer Announces Five-Year Bank Credit Facility and
                   Final Tender Results for Debt Tender Offer

Dallas, Texas, September 30, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced the closing of a $1.5 billion five-year unsecured revolving senior credit facility, replacing its existing $400 million and $700 million unsecured facilities that were scheduled to mature in September of 2005 and December of 2008, respectively. The credit facility has terms consistent with investment grade rated companies, and will be utilized to refinance Pioneer's existing credit facilities and for ongoing working capital and general corporate purposes.

A banking syndicate Co-Arranged by J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC will finance the credit facility. Other agent titled roles include JPMorgan Chase Bank, N.A. as Administrative Agent, Wachovia Bank, National Association as Syndication Agent, and Bank of America, N.A., Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association as Co-Documentation Agents. The facility was significantly oversubscribed and was syndicated to 26 banks.

Pioneer also announced today the final tender results for its previously announced offer to purchase its 5.875% Senior Notes due 2012 (CUSIP No. 299900 AD 2) (the "Notes").

As of 12:00 midnight, New York City time, on Thursday, September 29, 2005 (the "Expiration Date"), Pioneer had received tenders for $188.4 million in principal amount of the Notes (the "Tendered Notes") representing 96.9% of the outstanding principal amount of the Notes. Pioneer has accepted tenders of all Tendered Notes.

All of the Tendered Notes were tendered prior to 5:00 p.m., New York City time, on Thursday, September 15, 2005 (the "Consent Date"). Holders of Notes tendered prior to the Consent Date received a payment on September 20, 2005 of $1,061.15, including a $30 consent payment, for each $1,000 principal amount of Notes. No Notes were tendered after the Consent Date.

Pioneer is a large independent oil and gas exploration and production company. Pioneer's headquarters are in Dallas, Texas. For more information, visit Pioneer's website at www.pioneernrc.com.


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